Exhibit 10

AIRCRAFT TIME SHARING AGREEMENT

THIS TIME SHARING AGREEMENT (this “Agreement”) is entered into on June 15, 2005 by General Electric Company (“Owner”), a New York corporation, with principal offices at 3135 Easton Turnpike, Fairfield, CT and Dennis D. Dammerman (“Lessee”).

BACKGROUND:

A. Owner is the registered owner of certain civil aircraft bearing the United States Registration Numbers and of the types set forth on Exhibit A to this Agreement (collectively, the “Aircraft” or individually an “Aircraft”).

B. Owner employs fully qualified flight crews to operate the Aircraft; and

C. From time to time, Lessee may desire to lease the Aircraft and flight crews from owner for Lessee’s personal travel at Lessee’s discretion on a time sharing basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”).

NOW, THEREFORE, Owner and Lessee agree as follows:

1. Subject to the terms and conditions of this Agreement, Owner agrees to lease the Aircraft to Lessee for Lessee’s personal travel at Lessee’s discretion pursuant to the provisions of FAR Section 91.501(c)(1) and to provide a fully qualified flight crew for all operations for flights scheduled in accordance with the terms of this Agreement during the period, commencing on the date of this Agreement and terminating on the earlier of (a) the termination of this Agreement by consent of Owner and Lessee, (b) the date of Lessee’s termination of employment with Owner and (c) the date of Lessee’s death. Owner shall have the right to add or substitute aircraft of similar type, quality, and equipment, and to remove aircraft from the fleet, from time to time during the term of this Agreement. Owner shall send Lessee a revised Exhibit A upon each such change in the Aircraft.

2. Lessee shall pay Owner for each flight conducted under this Agreement the actual expenses of each specific flight as authorized by FAR Section 91.501(d) as in effect from time to time. On the date of this Agreement these expenses include and are limited to:

(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of the crew, including food, lodging and ground transportation;

(c)	hangar and tie down costs away from the Aircraft’s base of operation;

(1)

(d)	insurance obtained for the specific flight;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permit and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	passenger ground transportation;

(i)	flight planning and weather contract services;

(j)	an additional charge equal to one hundred percent (100%) of the expenses listed in clause (a) above.

3. Owner will pay all expenses related to the operation of each Aircraft when incurred and will provide monthly invoices to Lessee for the expenses enumerated in Section 2 above. Lessee shall pay Owner for these expenses within fifteen (15) days after receipt of the related invoice.

4. In the event that Lessee desires to use the Aircraft pursuant to this Agreement, Lessee will so notify Owner and will provide Owner with requests for flight time and proposed flight schedules as far as possible in advance of any given flight. Requests for flight time shall be in a form, whether oral or written, mutually convenient to and agreed upon by Owner and Lessee. In addition to proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by Owner or Owner’s flight crew:

(a)	departure point;

(b)	destinations;

(c)	date and time of flight;

(d)	the identity of each anticipated passenger;

(e)	the nature and extent of luggage or cargo to be carried;

(f)	the date and time of a return flight, if any; and

(g)	any other information concerning the proposed flight that may be pertinent or required by Owner or Owner’s flight crew.

5. Owner shall have sole and exclusive authority over the scheduling of the Aircraft, including which Aircraft is used for any particular flight.

(2)

6. Owner shall be solely responsible for securing maintenance, preventive maintenance, and required or otherwise necessary inspections on the Aircraft and shall take such requirements into account in scheduling flights of the various Aircraft. No period of maintenance, preventive maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless such maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot-in-command. The pilot-in-command shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.

7. Owner shall employ, pay for, and provide to Lessee a qualified flight crew for each flight undertaken under this Agreement. In accordance with applicable FAR, the qualified flight crew provided by Owner will exercise all of its duties and responsibilities with respect to the safety of each flight conducted under this Agreement. Lessee agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that in the considered judgment of the pilot-in-command is necessitated by considerations of safety. Without limiting the generality of Section 8, no such action of the pilot-in-command shall create or support any liability for loss, injury, damage, or delay to Lessee or any other person.

8. The Owner and Lessee agree that Owner shall not be liable to Lessee or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason.

9. The risk of loss during the period when any Aircraft is operated on behalf of Lessee under this Agreement shall remain with Owner, and Owner will retain all rights and benefits with respect to the proceeds payable under policies of hull insurance maintained by Owner that may be payable as a result of any incident or occurrence while an Aircraft is being operated on behalf of Lessee under this Agreement. Lessee shall be named as an additional insured on liability insurance policies maintained by Owner on the Aircraft with respect to flights conducted pursuant to this Agreement. The liability insurance policies on which Lessee is named an additional insured shall provide that as to Lessee coverage shall not be invalidated or adversely affected by any action or inaction, omission or misrepresentation by Owner or any other person (other than Lessee). Any hull insurance policies maintained by Owner on any Aircraft used by Lessee under this Agreement shall include a waiver of any rights of subrogation of the insurers against Lessee.
10. A copy of this Agreement shall be carried in the Aircraft and available for review upon the request of the FAA on all flights conducted pursuant to this Agreement.

11. Lessee represents, warrants and covenants to Owner that:

(3)

(a)	He will use each Aircraft for and on his own account only and will not use any Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b)
He shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, and he shall not attempt to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien;

(c)
During the term of this Agreement, he will abide by and conform to all such laws, governmental, and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time-sharing lessee.

12. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be Stewart Newburgh Airport, 169 Route 17K, Newburgh, NY, unless changed by Owner, in which event Owner shall notify Lessee of the new permanent base of operation of the Aircraft.

13. Owner and Lessee agree with respect to the following indemnification provisions:

(a)
Owner hereby indemnifies Lessee and agrees to hold harmless Lessee from and against any liabilities, obligations, losses (excluding loss of anticipated profits), damages, claims, actions, suits, costs, expenses and disbursements (“Losses”) imposed on, incurred by or asserted against Lessee arising out of or resulting from the ownership, lease, maintenance, repair, possession, use, operation, condition, or other disposition or application of the Aircraft. Owner’s obligation to indemnify Lessee under this Section 13 shall not, however, extend to any Loss (i) resulting from the willful misconduct or gross negligence of Lessee, (ii) to the extent such Loss is a direct result of any failure of Lessee to comply with any covenants required to be performed or observed by him under this Agreement, or (iii) to the extent such Loss is a direct result of any breach by Lessee of any of Lessee’s warranties or representations contained in this Agreement.

(b)
Lessee hereby indemnifies Owner and agrees to hold harmless Owner from and against any Losses imposed on, incurred by or asserted against Owner (i) arising out of or resulting from the willful misconduct or gross negligence of Lessee, (ii) to the extent such Loss is a direct

(4)

result of any failure of Lessee to comply with any covenants required to be performed or observed by him, or (iii) to the extent such Loss is a direct result of any breach by Lessee of any of Lessee’s warranties or representations contained in this Agreement.

(c)	Losses shall be determined after taking into account the available proceeds of any applicable insurance policies.

14. Neither this Agreement nor any party’s interest in this Agreement shall be assignable to any other person or entity.

15. This Agreement shall be governed by and construed in accordance with the laws of New York (excluding the conflicts of law rules thereof).

16. This Agreement constitutes the entire understanding between Owner and Lessee with respect to its subject matter, and there are no representations, warranties, conditions, covenants, or Agreements other than as set forth expressly herein. Any changes or modifications to this Agreement must be in writing and signed by authorized representatives of both parties. This Agreement may be executed in counterparts, which shall, singly or in the aggregate, constitute a fully executed and binding Agreement.

17. Any notice, request, or other communication to any party by the other party under this Agreement shall be conveyed in writing and shall be deemed given on the earlier of the date (i) notice is personally delivered with receipt acknowledged, (ii) a facsimile notice is transmitted, or (iii) three (3) days after notice is mailed by certified mail, return receipt requested, postage paid, and addressed to the party at the address set forth below. The address of a party to which notices or copies of notice are to be given may be changed from time to time by such party by written notice to the other party.

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828
Attention: General Counsel
FAX: 1-203-373-3225

18. If any one or more of the provisions of the Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal, and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision. To the extent permitted by applicable law, the parties hereby waive any provision of law, which renders any provision of this Agreement prohibited or unenforceable in any respect.

(5)

19. Neither Owner (nor its affiliates) makes, has made or shall be deemed to make or have made, and Owner (for itself and its affiliates) hereby disclaims, any warranty or representation, either express or implied, written or oral, with respect to any aircraft to be used hereunder or any engine or component thereof including, without limitation, any warranty as to design, compliance with specifications, quality of materials or workmanship, merchantability, fitness for any purpose, use or operation, airworthiness, safety, patent, trademark or copyright infringement or title.

20. Truth in leasing statement under FAR Section 91.23:

(a)
Owner hereby certifies that each aircraft has been inspected and maintained within the twelve (12) month period preceding the date of this Agreement, except to the extent the aircraft is less than twelve (12) months old, in accordance with the provisions of FAR Part 91 and all applicable requirements for the maintenance and inspection there under have been met.

(b)	Owner agrees, certifies, and knowingly acknowledges that when the aircraft is operated under this Agreement, Owner shall be known as, considered, and shall in fact be the operator of the aircraft.

(c)
An explanation of factors bearing on operational control and pertinent FARS can be obtained from the nearest FAA flight standards district office, general aviation district office, or air carrier district office. Each party agrees to understand and abide by these regulations.

(d)
Owner will provide the FAA flight standards district office nearest its aircraft’s home base with a copy of this Agreement at least forty-eight (48) hours before takeoff of a flight operated pursuant to this Agreement informing the FAA of (i) the location of the airport of departure; (ii) the departure time; and (iii) the registration number of the aircraft involved.

(e)	IN WITNESS WHEREOF, Owner and Lessee caused the signatures of their authorized representatives to be affixed below on the day and year first above written.

GENERAL ELECTRIC COMPANY

By	/s/ William J. Conaty
Name: William J. Conaty
Title: Senior Vice President, Human Resources

DENNIS D. DAMMERMAN
/s/ Dennis D. Dammerman

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Exhibit A
Updated: June 7, 2005

United States Registration Number	Aircraft Type
N362G	Sikorsky 76B
N363G	Sikorsky 76B

N364G	Gulfstream GIV
N365G	Gulfstream GIV

N366G	Boeing Business Jet (737-75v)
N367G	Boeing Business Jet (737-75v)

N372G	Challenger 604
N373G	Challenger 604
N374G	Challenger 604

(7)